Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2015 FIRST QUARTER RESULTS

Whippany, New Jersey – July 30, 2014 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2015 first quarter financial results.

•	Net sales: $17.9 million versus $19.6 million for fiscal 2014 first quarter.
•

Received approval of a final remedial action report for one environmental site reducing our environmental obligation, and producing a $0.4 million benefit in the fiscal 2015 first quarter. A no further remediation letter received in the fiscal 2014 first quarter for another site had produced a $1.2 million benefit in last year’s first quarter. Both lowered selling, general, & administrative expenses and increased net income and Adjusted EBITDA in the respective periods (as described under “Non-GAAP Financial Measures” in this press release).

•

Net income/(loss): net loss of $(0.2) million, or $(0.02) per diluted share, versus net income of $1.4 million, or $0.14 per diluted share, for the same period last year.  Excluding the non-recurring benefit of the environmental reserve reduction, the net loss would have been $(0.4) million, or $(0.04) per diluted share for the first quarter of fiscal 2015, versus net income of $0.6 million, or $0.07 per diluted share for fiscal 2014 first quarter.

•

Adjusted EBITDA:  $0.4 million, versus $2.6 million for the fiscal 2014 first quarter.  Excluding the non-recurring benefit of the environmental reserve reduction, Adjusted EBITDA for the fiscal 2015 first quarter would have been $(0.1) million versus $1.4 million for the same period last year.

•	Bookings: $18.5 million, versus $16.0 million in the fiscal 2014 first quarter. The book-to-bill ratio for the fiscal 2015 first quarter was 1.0 and was 0.8 in the fiscal 2014 first quarter.
•	Debt: Continues to be zero.

Brad Pedersen, Chief Executive Officer and President, said, “Although our new production sales for the first quarter were 18% above the same period last year, our overall sales were lower than last year due in large part to unusually low volume of spares and repair and overhaul sales. The growth in new production is a result of the delivery of new products that have recently completed qualification and certification. We expect new production to grow as we complete additional development programs. Gross profit margins were lower than last year due to customer mix and lower sales of relatively high margin spares and services. Our bookings for the first quarter were 16% over the same period of last fiscal year and fiscal first quarter results were within the expected range, given normal fluctuations and timing variances of the business. ”

Mr. Pedersen continued, “Our total engineering spend was consistent with the level of last year.  Engineering spending on the existing programs is declining as we focus on program completion activities and we have increased spending on the development of new and innovative products.  Our SG&A in this year’s first quarter was higher than the same quarter last year as this year did not benefit from as significant a favorable change in environmental liabilities as last fiscal year and also because of non-recurring costs incurred this year associated with the CFO transition.”

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – July 30, 2014 Fiscal 2015 First Quarter Earnings Release	Page 2 of 5

Serge Dupuis, Chief Financial Officer, said, “Our cash balance of $8.9 million exceeded last fiscal year end, and is $2.2 million ahead of a year ago. We continue to have no debt.  Cash flows generated by operating activities have exceeded the same period last year by $2.6 million. During the fiscal first quarter, we received approval for the final remedial action report that we submitted for an area within the Federal Labs site in Saltzburg, Pennsylvania. We continue to focus on environmental remediation utilizing our existing environmental reserve to reduce exposure and uncertainty.”

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The Company will conduct a conference call at 10:00 AM EDT on Wednesday, July 30, 2014 with the following numbers:  (877) 703-6108 or (857) 244-7307 and passcode 96217622.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit
http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 190 people at its facilities in Whippany, New Jersey.

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense).  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three months ended June 30, 2014 is shown in the tables below.

Breeze-Eastern Corporation – July 30, 2014 Fiscal 2015 First Quarter Earnings Release	Page 3 of 5

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014, as filed with the SEC on June 5, 2014. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – July 30, 2014 Fiscal 2015 First Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended
	6/30/14	6/30/13
Net sales	$17,919	$19,568
Cost of sales	12,353	12,763
Gross profit	5,566	6,805

Selling, general, and administrative expenses	3,961	2,733
Engineering expense	1,825	1,819
Operating income (loss)	(220)	2,253

Interest expense	8	18
Other expense-net	29	21
Income (loss) before income taxes	(257)	2,214

Provision (benefit) for income taxes	(95)	841
Net income (loss)	$(162)	$1,373

Basic earnings (loss) per share:	$(0.02)	$0.14
Diluted earnings (loss) per share:	$(0.02)	$0.14

Weighted average basic shares outstanding	9,715,000	9,568,000
Weighted average diluted shares outstanding	9,715,000	9,667,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	6/30/14	3/31/14
Cash	$8,909	$6,021
Other current assets	44,846	49,576
Total current assets	53,755	55,597
Fixed assets – net	6,082	6,332
Other assets	17,406	17,864
Total assets	$77,243	$79,793

Current portion of long-term debt and short term borrowings	$-	$-
Other current liabilities	13,135	15,889
Total current liabilities	13,135	15,889
Long-term debt	-	-
Other non-current liabilities	13,139	13,420
Stockholders' equity	50,969	50,484
Total liabilities and stockholders' equity	$77,243	$79,793

Breeze-Eastern Corporation – July 30, 2014 Fiscal 2015 First Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income (Loss) to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended
	6/30/14	6/30/13
Net sales	$17,919	$19,568
Cost of sales	12,353	12,763
Gross Profit	5,566	6,805

Gross selling, general, and administrative expenses	4,373	3,940
Reduction of environmental reserve	(412)	(1,207)
Total selling, general and administrative expenses	3,961	2,733

Engineering expense	1,825	1,819
Operating income (loss)	(220)	2,253

Add back: Depreciation and amortization	587	389
Adjusted EBITDA	$367	$2,642

Net income(loss)	$(162)	$1,373
Provision (benefit) for income taxes	(95)	841
Depreciation and amortization	587	389
Interest expense	8	18
Other expense-net	29	21
Adjusted EBITDA	$367	$2,642

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